Exhibit 10.18

November 2, 2009

Dear

We are writing to describe certain changes that First Defiance Financial Corp. (“First Defiance”) and its affiliates (collectively, the “Company”) may be required to make to the compensation programs in which you participate or are eligible to participate as a condition of First Defiance’s participation in the U.S. Department of the Treasury’s Troubled Assets Relief Program under the Capital Purchase Program (“CPP”).

As you know, First Defiance received funds from the Treasury under the CPP. As a condition of receiving CPP funds, First Defiance agreed to comply with a number of executive compensation and corporate governance standards applicable to the Company’s “senior executive officers” and certain other “most highly-compensated employees”. These executive compensation and corporate governance standards collectively are referred to as the “CPP Compensation Standards” and are described on Exhibit A, attached to this letter.

The Company has identified you as an employee who is potentially subject to the CPP Compensation Standards. We wanted to provide you with information about the CPP Compensation Standards and ask that you acknowledge your receipt of this letter and consent to any changes that the Company may be required to make to its compensation programs to give effect to the CPP Compensation Standards. In addition, we ask that, if a specific revision to any compensation program or reimbursement of prior payments is required of you in order to comply with the CPP Compensation Standards, that you agree to negotiate promptly and in good faith with respect to such revision or for such reimbursement.

The Company is required to comply with the CPP Compensation Standards during the entire period that any CPP financial assistance remains outstanding. The CPP Compensation Standards apply to you, if they apply at all, only to the extent that you are, for purposes of the CPP Compensation Standards, one of a designated number of most highly-compensated employees during any particular fiscal year.

On behalf of the Company, we appreciate your consent and agreement to these changes and look forward to your continued leadership during these financially turbulent times. Please sign and return a copy of this letter to Danielle Norden no later than 10 days after receipt.

Yours sincerely,

FIRST DEFIANCE FINANCIAL CORP.		FIRST FEDERAL BANK OF THE MIDWEST

By:		By:
	William J. Small		James L. Rohrs

Title:	Chairman, President, and CEO	Title:	President and CEO

*****

Intending to be legally bound, I acknowledge my receipt of this letter and agree with and accept the foregoing terms on the date set forth below.

Date:	, 2009

**	This form of agreement was signed individually by William J. Small, Donald P. Hileman, James L. Rohrs, Gregory R. Allen and Dennis E. Rose.

EXHIBIT A

Among other requirements, the executive compensation and corporate governance standards comprising the CPP Compensation Standards:

(1)	Require the Company to comply with the requirements of Internal Revenue Code Section 162(m)(5); and

(2)	Prohibit the Company from making any “golden parachute payment” to its “senior executive officers” or any of the next five “most highly-compensated employees”; and

(3)	Prohibit the Company from paying or accruing any “bonus payment” to the five “most highly-compensated employees”, except to the extent permitted by the CPP Compensation Standards; and

(4)

Require the Company to clawback any “bonus payment” to its “senior executive officers” or any of the next 20 “most highly-compensated employees” if the bonus payment was based on materially inaccurate financial statements or other materially inaccurate performance metric criteria; and

(5)

Prohibit the Company from maintaining any “employee compensation plan” that would encourage the manipulation of Company reported earnings to enhance the compensation of any employee of the Company; and

(6)	Prohibit the Company from maintaining any “SEO compensation plan” that encourages “senior executive officers” to take unnecessary and excessive risks that threaten the value of the Company; and

(7)	Prohibit the Company from providing (formally or informally) “gross-ups” to its “senior executive officers” or the next 20 “most highly-compensated employees”; and

(8)

Potentially subjects any “bonus payment” paid prior to February 17, 2009 by the Company to its “senior executive officers” or the next 20 “most highly-compensated employees” to recovery by the United States Department of the Treasury.

For purposes of this Exhibit A:

(1)

The CPP Compensation Standards are intended to, and will be interpreted, administered and construed to, comply with the requirements of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, the Interim Final Rule promulgated under 31 C.F.R. Part 30 and any other guidance promulgated by the United States Department of the Treasury (and, to the maximum extent consistent with the foregoing, to permit operation of the Company’s compensation programs in accordance with their terms before giving effect to the CPP Compensation Standards); and

(2)	Terms in quotations have the meanings given to them in the Interim Final Rule promulgated under 31 C.F.R. Part 30 and will be interpreted and construed consistent with such Interim Final Rule; and

(3)

Any reference to the Company means First Defiance Financial Corp. and any entity that, along with First Defiance Financial Corp., would be considered to be a “CPP recipient” determined pursuant to 31 C.F.R. §30.2 where appropriate – including, in particular, First Federal Bank of the Midwest and First Insurance and Investments, Inc.; and

(4)	The determination of whether you are or remain a “most highly-compensated employee” subject to the CPP Compensation Standards will be made pursuant to 31 C.F.R. §30.3.